Exhibit 99.1

Scientific Games Receives Required Consents in Connection with Tender Offer and Consent Solicitation for its 6.25% Senior Subordinated Notes Due 2012

NEW YORK, September 22, 2010 — Scientific Games Corporation (Nasdaq: SGMS) (the “Company”) announced today that pursuant to its previously announced tender offer and consent solicitation, it received tenders and consents from the holders of $107,562,000, or approximately 57.5%, of its outstanding 6.25% Senior Subordinated Notes due 2012 (the “Notes”) (CUSIP No. 80874PAG4) by the expiration of the early tender deadline, September 21, 2010, at 5:00 p.m. New York City time (the “Early Tender Deadline”).  The consents received exceeded the number needed to approve the proposed amendments to the indenture under which the Notes were issued. The terms and conditions of the tender offer and consent solicitation are set forth in the Offer to Purchase, dated September 8, 2010, and the related Letter of Transmittal.

Based on the consents received, the Company, the subsidiary guarantors and the trustee under the indenture are expected to enter into a supplemental indenture that will, once operative, eliminate substantially all restrictive covenants and certain default provisions in the indenture governing the Notes.  The supplemental indenture will become operative today upon payment for Notes tendered on or prior to the Early Tender Deadline and accepted for purchase by the Company pursuant to the tender offer.

The tender offer will expire at 12:00 midnight, New York City time, on October 5, 2010, unless extended or terminated pursuant to the terms of the tender offer (such time and date, the “Expiration Date”).

The Company is offering to purchase the Notes at a price of $1,000 (the “Tender Offer Consideration”) for each $1,000 principal amount of Notes validly tendered and not withdrawn.  Holders who tendered their Notes and delivered their consents to the proposed amendments before the Early Tender Deadline will also receive an early tender amount of $7.50 (the “Early Tender Amount”) for each $1,000 principal amount of Notes validly tendered and not withdrawn, in addition to the Tender Offer Consideration, for a total consideration of $1,007.50 for each $1,000 principal amount of Notes. Holders who tender after the Early Tender Deadline will receive only the Tender Offer Consideration of $1,000 for each $1,000 principal amount of Notes validly tendered and not withdrawn, but not the Early Tender Amount. Notes tendered before the Early Tender Deadline may not be withdrawn after the Early Tender Deadline.

J.P. Morgan Securities LLC is acting as the dealer manager and solicitation agent. Global Bondholder Services Corporation is acting as information agent.  Any questions regarding procedures for tendering the Notes or requests for additional copies of the Offer to Purchase and the related Letter of Transmittal, which are available for free and which describe the tender offer and consent solicitation in greater detail, should be directed to Global Bondholder Services Corporation, whose address and telephone number are as follows:

Global Bondholder Services Corporation

65 Broadway — Suite 723

New York, New York 10006

Holders call toll-free:  (866) 857-2200

Banks and Brokers call:  (212) 430-3774

Fax:  (212) 430-3775

None of the Company, its board of directors (or any committee thereof), the dealer manager or the information agent is making any recommendation to holders of Notes as to whether or not they should tender any Notes pursuant to the tender offer and consent solicitation.

This press release is for informational purposes only and shall not constitute an offer to purchase nor a solicitation for acceptance of the tender offer and consent solicitation described above.  The tender offer and consent solicitation is being made only pursuant to the Offer to Purchase dated September 8, 2010 and the related Letter of Transmittal.  Holders of Notes should read the Offer to Purchase and the related Letter of Transmittal because they contain important information.

About Scientific Games

Scientific Games Corporation is a leading integrated supplier of instant tickets, systems and services to lotteries worldwide, a leading supplier of server-based gaming machines and systems, Amusement and Skill with Prize betting terminals, interactive sports betting terminals and systems, and wagering systems and services to pari-mutuel operators.  It is also a licensed pari-mutuel gaming operator in Connecticut, Maine and the Netherlands.  The Company’s customers are in the United States and approximately 50 other countries.

Company Contact:

Cindi Buckwalter, Investor Relations

(212) 754-2233

Forward-Looking Statements

In this press release the Company makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” “could,” “potential,” “opportunity,” or similar terminology. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of future results or performance.  Actual results may differ materially from those projected in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; material adverse changes in economic and industry conditions; technological change; retention and renewal of existing contracts and entry into new or revised contracts; availability and adequacy of cash flow to satisfy obligations and indebtedness or future needs; protection of intellectual property; security and integrity of software and systems; laws and government regulation, including those relating to gaming licenses, permits and operations; inability to identify, complete and integrate future acquisitions; inability to benefit from, and risks associated with, joint ventures and strategic investments and relationships; inability to complete the proposed sale of the racing and venue management businesses; seasonality; inability to identify and capitalize on trends and changes in the lottery and gaming industries; inability to enhance and develop successful gaming concepts; dependence on suppliers and manufacturers; liability for product defects; fluctuations in foreign currency exchange rates and other factors associated with foreign operations; influence of certain stockholders; dependence on key personnel; failure to perform on contracts; resolution of pending or future litigation; labor matters; and stock price volatility. Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in the Company’s filings with the Securities and Exchange Commission, including under the heading “Risk Factors” in our periodic reports. Forward-looking statements speak only as of the date they are made and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.